EXHIBIT 10.3

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT ("Agreement") is entered into by and between Pro-Dex, Inc., a Colorado corporation ("Pro-Dex"), and IntraVantage, Inc., a Delaware corporation ("IntraVantage"), on and as of October 31, 2005 ("Effective Date"). Each of the parties hereto is sometimes referred to herein as a "Party," and collectively as the "Parties."

WHEREAS, the Parties are concurrently herewith entering into the Asset Purchase Agreement (as defined below), pursuant to which Pro-Dex shall purchase, among other assets, IntraVantage's right, title and interest in and to the Purchased Intellectual Property (as that term is defined in the Asset Purchase Agreement), and

WHEREAS, the Parties desire to evidence in writing certain royalty payments to be paid by Pro-Dex to IntraVantage in further consideration for the Purchased Intellectual Property.

NOW THEREFORE, in consideration of the Asset Purchase Agreement and the foregoing recitals and the following covenants and promises, the Parties hereby agree as follows:

1.                  Definitions.

1.1              "Asset Purchase Agreement" shall mean the Asset Purchase Agreement between Pro-Dex and IntraVantage dated as of the Effective Date, a copy of which is attached hereto as Exhibit B and incorporated herein by reference.

1.2              "Combined Products" shall mean those products that incorporate any one or more Patented Products.

1.3              "Derivative Products" shall mean those products that are a modification of or substantially derived from the Patents.

1.4              "Patented Products" shall mean those products that fall within the scope of one or more of the patent claims of the Patents and are not Combined Products.

1.5              "Patents" shall mean any registered patent included in the Purchased Intellectual Property and set forth on Exhibit A attached hereto and incorporated by reference.

1.6              "Purchased Intellectual Property" shall have the meaning set forth in the Asset Purchase Agreement.

1.7                Other Terms.  Other capitalized terms used but not defined herein shall have the meaning ascribed to them in the Asset Purchase Agreement.

2.                  Term.

This Agreement and the royalty payments required hereunder shall commence on the Effective Date and shall continue until the latest date on which any of the Patents expire, unless earlier terminated in writing and signed by both Parties (the "Term").

3.                  Royalty Payment.

3.1              Pursuant to the terms and conditions of this Agreement, Pro-Dex shall pay IntraVantage a royalty payment on Net Sales (as defined below) of Patented Products and Combined Products in accordance with the schedule set forth below.  "Net Sales" shall be calculated as follows: (i) for Patented Products, Net Sales shall equal the aggregate gross sales revenue to Pro-Dex generated by sales of Patented Products, less returns and (ii) for Combined Products, Net Sales shall equal the aggregate of the then current stand alone price(s) of the Patented Products included within each Combined Product multiplied by the number of Combined Products sold, less returns of Combined Products.  For purposes of example only, with respect to the calculation of Net Sales for Combined Products, and assuming no returns, if (i) each Combined Product A incorporated one of Patented Product Y (with a stand alone price of $10) and two of Patented Product Z (with a stand alone price of $20 each), and (ii) Pro-Dex sold 10 units of Combined Product A at a price per unit of $10,000, then (iii) the Net Sales would equal $500 (based on the following calculation (($10 Patented Product Y stand alone price + [2 multiplied by $20 Patented Product Z stand alone price]) multiplied by 10 units = $500).:

One-Year Period Following Effective Date	No Royalty Paid on Net Sales Volume Up To:	10% Royalty Paid on Net Sales Volume Between:	12.5% Royalty Paid on Net Sales Volume Between:	15% Royalty Paid on Net Sales Volume in Excess of:
1st	$ 527,000.00	$527,000.01 to $658,750.00	$658,750.01 to $795,000.00	$ 795,000.00
2nd	$ 1,756,000.00	$1,756,000.01 to $2,195,000.00	$2,195,000.01 to $2,634,000.00	$ 2,634,000.00
3rd	$ 4,555,000.00	$4,555,000.01 to $5,693,750.00	$5,693,750.01 to $6,832,500.00	$ 6,832,500.00
4th	$ 7,125,000.00	$7,125,000.01 to $8,902,250.00	$8,902,250.01 to $10,687,500.00	$ 10,687,500.00
5th	$ 11,042,000.00	$11,042,000.01 to $13,802,500.00	$13,802,500.01 to $16,563,000.00	$ 16,563,000.00

For the period after the fifth anniversary of the Effective Date until the last to expire of the Patents, a ten percent (10%) royalty payment shall be paid on all Net Sales volume of Patented Products and Combined Products.  Notwithstanding any provision to the contrary in this Agreement, no royalty payments shall be due on (i) Patented Products that fall within the scope of the patent claim of a Patent that has expired or is otherwise determined to be invalid or (ii) Patented Products that are incorporated into a Combined Product, which Patented Products fall within the scope of the patent claim of a Patent that has expired or is otherwise determined to be invalid.

3.2              In addition to the royalty payments pursuant to Section 3.1, Pro-Dex shall pay a ten percent (10%) royalty on gross revenues (less returns) generated by any Derivative Products, after the offset of any and all expenses incurred by Pro-Dex resulting from, or related to, the future development or enhancement of the Patented Products and/or the Derivative Products.  No royalty payment shall be due on Derivative Products that are a modification of or substantially derived from the Patents that have expired.  For purposes of clarity, Derivative Products shall only be subject to royalty payments pursuant to this Section 3.2 and not Section 3.1. Similarly, Patented Products shall only be subject to royalty payments pursuant to Section 3.1 and not this Section 3.2.

3.3              The royalty payments payable by Pro-Dex to IntraVantage pursuant to Sections 3.1 and 3.2 shall be calculated by Pro-Dex each calendar quarter and shall be paid by Pro-Dex within forty-five (45) days after the then ended quarter.

3.4              Pro-Dex shall keep detailed, true and accurate books of account with respect to the sale of Patented Products and Derivative Products.  IntraVantage's appointed representatives may, upon ten (10) days written notice to Pro-Dex, inspect and copy Pro-Dex's books and records as may be reasonably necessary to verify the accuracy of the books of account relating to the Patented Products and Derivative Products and royalty payments due to IntraVantage in conjunction therewith.  IntraVantage shall pay all fees and costs, including any cost incurred by Pro-Dex, in conjunction with any such verification; provided, however, that if the verification reveals an underpayment of five percent (5%) or more, Pro-Dex shall make a correcting payment covering the reasonable expenses incurred by IntraVantage in conjunction with such verification within thirty (30) days of receipt of written notification of such expenses.

4.                  Offset.  Any and all royalty payments otherwise due to IntraVantage hereunder shall be subject to Pro-Dex's right to offset pursuant to Section 7.4 of the Asset Purchase Agreement.

5.                  General.

5.1             Governing Law and Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without reference to the choice of law principles thereof.  All disputes concerning the validity, interpretation, or performance of this Agreement and any of its terms or provisions, or of any rights or obligations of the Parties, shall be resolved in and with exclusive venue in the Superior Courts of Orange County, California, and the Parties hereby agree to submit to the exclusive venue of such court.

5.2              Notice. All notices, including notices of address change, required to be sent hereunder shall be in writing and shall be deemed to have been given (i) 48 hours after being sent certified or registered mail, postage prepaid, or (ii) 24 hours after being sent via a reputable overnight courier, to:

                        If to IntraVantage:

IntraVantage, Inc.
2950 Xenium Lane North, Suite 148
Plymouth, Minnesota, 55441-2623
Attn:_______________
Phone:  _____________
Fax:      _____________

If to Pro-Dex:

Pro-Dex, Inc.
151 East Columbine Avenue
Santa Ana, California 92707
Attn:     Patrick Johnson
Phone:  _____________
Fax:      _____________

With a copy to:

(which shall not constitute notice to Pro-Dex):

Rutan & Tucker, LLP
611 Anton Blvd., Fourteenth Floor
Costa Mesa, California 92626
Attn: Thomas J. Crane, Esq.
Phone: (714) 641-5100
Facsimile: (714) 546-9035

5.3            Headings. The headings appearing in this Agreement are inserted for convenience only, and will not be used to define, limit or enlarge the scope of this Agreement or any of the obligations herein.

5.4            Counterparts. This Agreement may be executed in counterparts, each of which will be an original, and such counterparts together will constitute one and the same instrument. Execution may be effected by delivery of facsimiles of signature pages (and the Parties will follow such delivery by prompt delivery of originals of such pages).

5.5             Compliance with Law. Each Party agrees to comply with all federal, state and local laws and regulations applicable to this Agreement.

5.6            Successors and Assigns. Pro-Dex may assign its rights and obligations under this Agreement to any third party that acquires the right, title and interest in and to the Patents. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5.7             Waiver.  No waiver by either Party of any breach shall be deemed as a waiver of any prior or subsequent breach of the same or any other provision of this Agreement.

5.8             Integration. This Agreement, along with the Asset Purchase Agreement and the agreements referenced therein, represents the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous representations, understandings or agreements, oral or written.  Any modification to this Agreement must be in writing signed by the Party against whom such modification is to be enforced.

5.9             Authority. Each Party represents and warrants that the person signing this Agreement on its behalf has full right, power and authority to bind such Party and such execution of this Agreement has been duly authorized.

5.10           Attorneys' Fees. If any action, at law or in equity, is necessary to enforce or interpret this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys' and experts' fees, costs and necessary disbursements from the non-successful Party in addition to any other relief to which it may be entitled.

[SIGNATURES CONTAINED ON THE FOLLOWING PAGE]

INTENDING TO BE LEGALLY BOUND, the parties have executed this Agreement on and as of the Effective Date set forth above.

PRO-DEX, INC.                                                        INTRAVANTAGE, INC.

By:  /s/ Patrick Johnson                                                 By:  /s/ Daniel W. Larkin

        Its:  President and C.E.O.                                             Its:  President and C.O.O.

EXHIBIT A

TO

ROYALTY AGREEMENT

Patents

Patents

1.         United States
Patent No. 5,927,976
Issued

2.         United States
Patent No. 6,626,887
Issued

Patent Applications

3.         United States
Cont. Appl. No. 10/662,744
Pending

4.         Canada
Appl. No. 2253897
Pending

5.         Europe
Appl. No. 97933174.1
Pending

6.         Japan
Appl. No. 10546927
Pending

EXHIBIT B

TO

ROYALTY AGREEMENT

Asset Purchase Agreement

[Attached]